Exhibit 99.1

NEXSTAR MEDIA GROUP ENTERS INTO DEFINITIVE AGREEMENTS

TO DIVEST NINETEEN STATIONS IN FIFTEEN MARKETS FOR $1.32 BILLION

Planned Sales Reflects Nexstar’s Comprehensive Regulatory Compliance

Plan to Secure Requisite Approvals for Tribune Media Company Transaction

IRVING, Texas, March 20, 2019 – Nexstar Media Group, Inc. (Nasdaq: NXST) (“Nexstar”) and Tribune Media Company (NYSE: TRCO) (“Tribune Media”) announced today that Nexstar has entered into definitive agreements to sell a total of nineteen stations in fifteen markets for an aggregate $1.32 billion in cash following the acquisition of Tribune Media by Nexstar. Under the terms of the agreements, TEGNA Inc. (NASDAQ: TGNA) (“Tegna”) will acquire eleven stations in eight markets for $740 million and The E.W. Scripps Company (NASDAQ: SSP) (“Scripps”) will acquire eight stations in seven markets for $580 million. Separately, Nexstar remains engaged in active negotiations to divest two stations in Indianapolis, Indiana.

On December 3, 2018, Nexstar and Tribune Media entered into a definitive merger agreement whereby Nexstar will acquire all outstanding shares of Tribune Media. The planned divestiture of nineteen stations reflects Nexstar’s stated intention to divest certain television stations in order to comply with the FCC local and national television ownership rules and to obtain FCC and Department of Justice (“DOJ”) approval of the proposed Nexstar / Tribune Media transaction.

Nexstar intends to use the net proceeds from the divestitures to fund the Tribune acquisition and to reduce debt. Given that the net proceeds from the divestitures exceed those initially estimated at the time the transaction was announced, Nexstar now estimates that net leverage at the closing of the transaction will be reduced to approximately 5.1x.

The planned divestiture of the nineteen stations below is subject to FCC approval, other regulatory approvals, the closing of the Nexstar / Tribune Media transaction and other customary closing conditions and is expected to be completed on, or about the time of, the closing of the Nexstar / Tribune Media transaction, which is expected later this year.

Nexstar and Tribune Media Stations to be Divested
	Market	DMA	Station	Affiliation	Seller	Buyer
1	New York, NY	1	WPIX	CW	Tribune	Scripps
2	Phoenix, AZ	12	KASW	CW	Nexstar	Scripps
3	Miami-Ft. Lauderdale	16	WSFL	CW	Tribune	Scripps
4	Salt Lake City, UT	30	KSTU	FOX	Tribune	Scripps
5	Hartford-New Haven, CT	33	WTIC/WCCT	FOX/CW	Tribune	Tegna
6	Harrisburg-Lancaster-Lebanon-York, PA	41	WPMT	FOX	Tribune	Tegna
7	Norfolk-Portsmouth-Newport News, VA	44	WTKR/WGNT	CBS/CW	Tribune*	Scripps
8	Grand Rapids- Kalamazoo-Battle Creek, MI	49	WXMI	FOX	Tribune	Scripps
9	Memphis, TN	51	WATN/WLMT	ABC/CW	Nexstar	Tegna
10	Richmond-Petersburg, VA	56	WTVR	CBS	Tribune	Scripps
11	Wilkes Barre-Scranton, PA	62	WNEP	ABC	Tribune*	Tegna
12	Des Moines-Ames, IA	75	WOI/KCWI	ABC/CW	Nexstar	Tegna
13	Huntsville-Decatur-Florence, AL	79	WZDX	FOX	Nexstar	Tegna
14	Davenport, IA-Rock Island-Moline, IL	98	WQAD	ABC	Tribune	Tegna
15	Ft. Smith-Fayetteville-Springdale-Rogers, AR	101	KFSM	CBS	Tribune	Tegna

*	Stations licensed to Dreamcatcher Broadcasting, LLC, to which Tribune currently provides services pursuant to contractual arrangements

Perry Sook, Chairman, President and CEO of Nexstar, commented, “As with our prior acquisitions, we announced the Tribune transaction after developing a comprehensive regulatory compliance plan for required station divestitures and a detailed integration plan that will result in significant synergy realization. The proposed divestitures announced today mark an important step in fulfilling Nexstar’s commitment to regulatory bodies to divest certain television stations in order to comply with the FCC local and national television ownership rules and to obtain FCC and Department of Justice approval of the proposed Nexstar / Tribune Media transaction.

“The proposed sale of eleven stations to Tegna and eight stations to Scripps represent opportunities to transact with two established broadcast groups that share Nexstar’s commitment to upholding the FCC mandate and public interest principles of diversity and localism. From an economic standpoint, together the transactions represent a multiple of approximately 11.0 times the aggregate two year average broadcast cash flow of the stations to be divested. In addition, the net after tax proceeds from the divestitures announced today exceed the estimates we shared at the time of the Tribune acquisition announcement, while the cash flow to be divested, inclusive of the elimination of certain synergies, is less than those in our prior projections. Taken together, these factors reinforce our confidence that the Tribune transaction will result in approximately 46% growth in Nexstar’s average annual free cash flow in the 2018/2019 cycle to approximately $900 million, or approximately $19.50 per share, per year based on approximately 46.2 million Nexstar shares outstanding. Nexstar has committed financing for the transaction and has made all required FCC and other regulatory applications, and subject to securing requisite approvals we continue to expect to complete the transaction late in the third quarter of 2019.”

BofA Merrill Lynch is acting as financial advisor and Kirkland & Ellis LLP and Wiley Rein LLP are acting as legal counsel to Nexstar Media in connection with the proposed divestitures.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 174 full power television stations and related digital multicast signals reaching 100 markets or nearly 39% of all U.S. television households. Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, Nexstar Media and Tribune Media claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, the ultimate outcome, benefits and cost savings of any possible transaction between Nexstar Media and Tribune Media and timing thereof, and future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the timing of and any potential delay in consummating the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied and the transaction may not close; the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated, the risk of the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the risk that Nexstar Media fails to obtain the necessary financing arrangements set forth in the debt commitment letters delivered pursuant to the Merger Agreement, the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of Tribune Media (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, Nexstar Media and Tribune Media undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Tribune Media’s and Nexstar Media’s filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800